Exhibit 99.1

Delek US Announces Agreement to Dropdown Logistic Assets to Delek Logistics

BRENTWOOD, Tenn., March 31, 2020 - Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today announced an agreement for the dropdown of the Big Spring gathering system to Delek Logistics for total consideration of $100 million in cash and 5.0 million common units representing limited partnership interest in Delek Logistics. The transaction is effective March 31, 2020, and is expected to be immediately accretive to Delek Logistics' distributable cash flow per unit.

These assets and services are projected to generate incremental annual earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $30 to $32 million. Delek Logistics will finance the cash component of this dropdown through a combination of cash on hand and borrowings on the revolving credit facility.

"This adds the next step in growth for Delek Logistics,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US and Delek Logistics. “The Big Spring Gathering System is an integral piece of our expanding midstream footprint, which positions us uniquely among refiners with access to crude, in excess of our refining capabilities. Additionally, getting closer to the wellhead allows us to control crude quality and cost, providing improvement in our refining performance and cost structure.”

Asset and other information to consider:

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The Big Spring Gathering System is an approximately 200-mile crude oil gathering system with approximately 350,000 barrels per day throughput capacity located in Howard, Borden and Martin Counties, Texas and connecting to the Delek US terminal located near Big Spring, Texas and to a third party pipeline system.

•	Minimum Volume Commitments: 120,000 barrels per day for the Big Spring Gathering System in addition to 50,000 barrels per day connection to a third party pipeline system.

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Limited IDR Waiver: Delek US will waive the incentive distribution rights (“IDRs”) associated with the equity consideration. This IDR waiver will automatically and permanently expire following the payment of distributions in respect of any period of four consecutive quarters ending on or after March 31, 2022, in which Delek Logistics has generated distributable cash flow resulting in total distribution coverage (on a pro forma basis without giving effect to the IDR wavier) of at least 1.1x over such period. In addition, in any sale or exchange of the IDRs to or with Delek Logistics (for example, an IDR simplification), the valuation of the IDRs in such transaction shall treat the IDR waiver as though it remained in effect in perpetuity even after the expiration.

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Future Capital Expenditures: Delek Logistics agrees to make up to $33.8 million of additional capital expenditures, if requested by Delek US. In connection with any such request by Delek US, upon completion of any such capital project, the minimum volume commitments in the Throughput and Deficiency Agreement (the “T&D Agreement”) will be increased in order to provide Delek Logistics a 12.5% return on the associated capital expenditures.

In connection with the closing of the transaction, Delek US, Delek Logistics and various of their subsidiaries entered into various long-term agreements for these assets. The transaction and related agreements were approved by the Conflicts Committee of Delek Logistics’ general partner, which is comprised solely of independent directors. The Conflicts Committee engaged Baird  to act as its financial advisor and Gibson Dunn & Crutcher LLP to act as its legal counsel. Delek US engaged Baker Botts L.L.P. to act as its legal counsel.

Reconciliation of Forecasted Incremental Annualized Net Income to Forecasted Incremental Annualized EBITDA for the Big Spring Gathering System

($ in millions)
	Forecasted Range
Forecasted Incremental Annualized Net Income	$13.3	$15.3
Add Forecasted Incremental Amounts for:
Depreciation and amortization	$13.2	$13.2
Interest expense, net	$3.5	$3.5
Forecasted Incremental EBITDA	$30.0	$32.0

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics. Delek US and its affiliates also own approximately 71 percent (including the 2 percent general partner interest) of Delek Logistics. Delek Logistics is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business operates approximately 258 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Projected distributable cash flow, forecasted annualized EBITDA, forecasted annualized net income and other statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. Investors are cautioned that the following important factors, among others, may affect these forward-looking statements: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; risks and uncertainties related to the effects of the COVID-19 pandemic; gains and losses from derivative instruments; management's ability to execute its strategy of growth, including risks associated with acquisitions and dispositions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US”s and Delek Logistics’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which they become aware of, after the date hereof, except as required by applicable law or regulation.

Investor Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407